UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 20, 2012

TMS INTERNATIONAL CORP.

(Exact name of registrant as specified in its charter)

001-35128	Delaware	20-5899976
(Commission File Number)	(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12 Monongahela Avenue

P.O. Box 2000

Glassport, PA 15045

(412) 678-6141

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13-4(c))

Item 1.01—Entry into a Material Definitive Agreement

On March 20, 2012, certain subsidiaries of TMS International Corp. (the “Company”), including Tube City IMS Corporation (“TCIMS”) and Metal Services Holdco LLC (“Metal Services”), entered into a new $300 million senior secured term loan B Credit Agreement (the “Term Loan Agreement”) among TCIMS, as borrower, and JPMorgan Chase Bank, N.A., as administrative agent and lender and the other lenders party thereto. Certain terms of the Term Loan Agreement are described below, but reference is made to the complete terms and conditions of the Term Loan Agreement itself, which the Company will file with its Quarterly Report on Form 10-Q for the quarter ending March 31, 2012.

The Term Loan Agreement provides for an initial borrowing of $300 million. The Term Loan Agreement also permits TCIMS to incur incremental borrowings thereunder in an aggregate principal amount equal to the greater of (1) $75 million and (2) an amount such that, after giving effect to such incremental borrowing, TCIMS will be in pro forma compliance with a total net first lien senior secured leverage ratio of 2.75 to 1.00. Incremental borrowings are uncommitted and the availability thereof will depend on market conditions at the time TCIMS seeks to incur such borrowings.

Obligations of TCIMS under the Term Loan Agreement are senior obligations guaranteed by Metal Services and substantially all of TCIMS’ wholly-owned existing and future direct and indirect U.S. subsidiaries, with certain customary and agreed-upon exceptions. TCIMS and the subsidiary guarantors have pledged substantially all of their assets as security for such obligations, with certain customary and agreed-upon exceptions, while Metal Services has pledged its shares of capital stock of TCIMS, provided that the security interest in favor of the lenders under the Term Loan Agreement shall be second priority for such lenders with respect to all collateral securing TCIMS’ existing asset-backed revolving credit facility (the “ABL Facility”) (including accounts receivable, inventory and certain fixed assets) and first priority with respect to substantially all other pledged assets.

The Term Loan Agreement replaces TCIMS’ existing senior secured term loan credit facility among TCIMS, Metal Services, certain other subsidiaries party thereto, Credit Suisse (a/k/a Credit Suisse AG, Cayman Islands Branch), as administrative agent and collateral agent, and the other agents and lenders party thereto from time to time (the “Existing Term Loan Facility”). No prepayment penalties or fees were assessed in connection with the prepayment of the Existing Term Loan Facility, which was due to mature on January 25, 2014.

Commencing on the last business day of June 2012, the Term Loan Agreement will amortize in equal quarterly installments in an aggregate annual amount equal to 1% of the original principal amount thereof, with any remaining balance payable on the final maturity date of the Term Loan Agreement, which is March 20, 2019. TCIMS may prepay amounts outstanding under the Term Loan Agreement at any time. If such prepayment is made as a result of certain refinancing or repricing transactions within one year following the closing date, TCIMS will be required to pay a fee equal to 1.00% of the principal amount of the obligations so refinanced or repriced. Subject to certain exceptions, the Term Loan Agreement requires TCIMS to prepay certain amounts outstanding thereunder with (a) the net cash proceeds of certain asset sales and certain issuances of debt and (b) a percentage of excess cash flow, which percentage is based upon TCIMS’ total net first lien senior secured leverage ratio.

Borrowings under the Term Loan Agreement bear interest at a rate equal to an applicable margin plus, at TCIMS’ option, either (a) a base rate calculated in a customary manner (which will never be less than the adjusted eurodollar rate plus 1%) or (b) an adjusted eurodollar rate calculated in a customary manner (with a floor of 1.25%). The applicable margin is 3.50% per annum with respect to base rate borrowings and 4.50% per annum with respect to eurodollar rate borrowings.

The Term Loan Agreement contains customary negative covenants, including among others (1) limitations on indebtedness; (2) limitations on liens; (3) limitations on investments, loans, advances and acquisitions; (4) limitations on dividends and other payments in respect of capital stock and payments or repayments of pari passu and subordinated debt; (5) limitations on mergers, consolidations, liquidations and dissolutions; (6) limitations on sales of assets; (7) limitations on transactions with affiliates; (8) limitations on sale and leaseback transactions; and (9) limitations on changes in lines of business. The Term Loan Agreement also contains certain customary affirmative covenants. These negative and affirmative covenants are subject to certain customary and agreed-upon exceptions. The Term Loan Agreement also contains events of default for breach of principal or interest payments, breach of certain representations and warranties, breach of covenants, defaults on other indebtedness, judgment defaults, bankruptcy proceedings and other customary events of default. Certain events of default, including the commencement of bankruptcy proceedings, result in the immediate termination of commitments under the Term Loan Agreement and all amounts shall become due and payable. Such amounts shall bear the interest rate applicable thereto plus 2.0%.

Proceeds from the closing of the Term Loan Agreement were used to repay the remaining balance under the Existing Term Loan Facility of approximately $157 million and were applied towards the redemption and discharge of TCIMS’ existing 9 3/4% Senior Subordinated Notes due 2015 (the “Existing Notes”) described in more detail below in Item 8.01.

J.P. Morgan Chase Bank, N.A. and certain of its affiliates also serve as administrative agent and collateral agent under the ABL Facility and certain of the lenders under the Term Loan Agreement or their affiliates are lenders under the ABL Facility as well. In addition, certain of the lenders under the Term Loan Agreement and their affiliates have engaged in, and may in the future engage in, commercial and investment transactions with the Company, its subsidiaries, or Onex Corporation or its affiliates (which collectively hold a majority of the Company’s issued and outstanding common stock) in the ordinary course of business.

Item 1.02—Termination of a Material Definitive Agreement

The information set forth in Item 1.01 and Item 8.01 is hereby incorporated by reference to this Item 1.02.

Item 2.03—Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 is hereby incorporated by reference to this Item 2.03.

Item 8.01—Other Events

On March 20, 2012, TCIMS issued to the trustee under the indenture governing the Existing Notes a notice of redemption for all of the outstanding Existing Notes, representing an aggregate principal amount of $223 million, and deposited with the trustee an amount sufficient to redeem the Existing Notes and discharge the indenture governing the Existing Notes. The redemption is expected to occur on April 19, 2012. The redemption price of the Existing Notes will be 102.438% of the outstanding aggregate principal amount of the Existing Notes, plus accrued and unpaid interest thereon until the redemption date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TMS INTERNATIONAL CORP.
Date: March 26, 2012

	By:	/s/ Daniel E. Rosati
Daniel E. Rosati
Executive Vice President, Chief Financial Officer and Treasurer